Exhibit 99.1

Community Bancorp.
Community National Bank

Press Release

Derby, VT	For Immediate Release

For more information contact: Richard C. White at 802-334-7915

CNB Announces Promotions

Community Bancorp. and Community National Bank announced two promotions on January 6, 2004.

Chairman Richard White announced that Stephen P. Marsh, 55, of Morgan has been promoted to President and Chief Operating Officer of both entities and that Alan A. Wing, 59, of Island Pond has been promoted to Executive Vice President of the Bank.

Mr. White will continue to serve as the Chief Executive Officer and Chairman of the Board of Community Bancorp. and Community National Bank.

Steve Marsh has been with Community National Bank since 1973, most recently serving as Executive Vice President and Chief Financial Officer. His responsibilities also include oversight of retail banking and operations. He has been actively involved in the community and currently serves as Chair of North Country Health Systems, as Moderator of the Town of Morgan, and on the boards of NVDA, the Human Resources Investment Council and Associated Industries of Vermont. He also serves on the Government Relations Committee of the Vermont Bankers Association.

Steve has also served as President of the Newport Area Chamber of Commerce and on the boards of Northeast Kingdom Human Services and the Northeast Kingdom Chapter of Trout Unlimited. He is a past president of NVDA and served on the Selectboard for the Town of Morgan. He was the 1998 recipient of the Vermont Bankers Association's Outstanding Community Service Banker of the Year Award. He lives in Morgan with his wife Alma.

Alan Wing started at CNB in 1971 and has spent most of his career in lending. He currently serves as Senior Vice President and Senior Lender, a responsibility he will continue to have as the bank's new EVP along with facilities management and security. Mr. Wing was also appointed as the bank's CRA Officer and as such he will have responsibility for the bank's Community Reinvestment program.

Alan currently serves as Chair of the Brighton Board of Adjustment and as Treasurer of the Island Pond Industrial Development Association. He is a Deacon of the First Congregational Church and a member of the Brighton Community Forum, American Legion Brighton Post 80 and VFW Post 2309.

Alan has been active in the Vermont Bankers Association for many years, holding leadership positions as Chair of the Commercial Lending Committee, Chair of the Northern Vermont Chapter of the American Institute of Banking (AIB) and as founding President of the Vermont Chapter of the Risk Management Association (RMA). He lives in Island Pond with his wife Ginny.

In commenting on these promotions Chairman and CEO White said "our senior management team has been together for 18 years, and I am pleased that the board has approved these additional responsibilities for Steve and Alan, given their many contributions to the success of our company and the bank."